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                                  [LETTERHEAD]

NEWS

                                                    CONTACT: ANN CADIER-KIM, CFO
                                                                  (949) 699-3922


    THE WET SEAL, INC. ANNOUNCES EXPECTED FISCAL 2000 THIRD QUARTER EARNINGS

         FOOTHILL RANCH, CA, November 8, 2000 PRNewswire/ -- Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) announced that it expects to report earnings of between $0.29 and $0.31 per fully diluted share for the third quarter of fiscal 2000, the 13 week period ended October 28, 2000, compared to $0.22 per fully diluted share for the 13 week period ended October 30, 1999. The third quarter of fiscal 2000 includes the previously announced severance for the former president of $1,650,000 or $0.08 per share. Without the impact of this severance, the earnings estimate would be $0.37 to $0.39 per fully diluted share for the third quarter of fiscal 2000.

         As previously announced, net sales for the third quarter of fiscal 2000 were $144,759,000 compared to net sales of $131,465,000 for the third quarter of fiscal 1999, an increase of $13,294,000 or 10.1 percent. Comparable store sales increased 6.8 percent for the third quarter of fiscal 2000 compared to a decrease of 11.6 percent for the comparable period of the prior year.

         Net sales for the 39 week period ended October 28, 2000 were $403,553,000 compared to net sales of $381,204,000 for the comparable period of the prior year, an increase of $22,349,000 or 5.9 percent. For the 39 week period ended October 28, 2000, comparable store sales decreased 0.2 percent compared to a decrease of 7.1 percent for the comparable period of the prior year.

         The Company currently operates 568 stores. To date, the Company has opened 34 stores in fiscal 2000 and closed 14 stores. The Company plans to open 2 more stores, for a total of 36 new stores in fiscal 2000, and will close approximately 22 more stores at the end of the fourth quarter of fiscal 2000.

         The Wet Seal, Inc. invites you to listen to the Third Quarter conference call with Kathy Bronstein, Vice Chairman and CEO and Ann Cadier-Kim, Senior Vice President of Finance and CFO on Wednesday, November 15, 2000 at 10:00 AM PST. An encore will be available through November 20, 2000. Please call 800-374-1738 and provide ID#263923 to listen to the call. For the replay, please call 800-642-1687 and provide ID# 263923. The Company plans to release final results for the third quarter of fiscal 2000 on November 15, 2000 before the market opens. Should you have any questions regarding the conference call, please contact IR at 949-699-4007.

THE WET SEAL, INC., A SPECIALTY RETAILER OF FASHIONABLE AND CONTEMPORARY APPAREL AND ACCESSORY ITEMS DESIGNED FOR CONSUMERS WITH A YOUNG, ACTIVE LIFESTYLE, IS HEADQUARTERED IN FOOTHILL RANCH, CALIFORNIA. THE COMPANY CURRENTLY OPERATES A TOTAL OF 568 STORES IN 42 STATES, THE DISTRICT OF COLUMBIA AND PUERTO RICO, OF WHICH 244 ARE CONTEMPO CASUALS STORES AND 214 ARE WET SEAL STORES WHICH CATER TO THE JUNIOR CUSTOMER, 84 ARE ARDEN B. STORES WHICH FOCUS ON A YOUNG, CONTEMPORARY WOMAN AND 26 ARE LIMBO LOUNGE STORES, A UNISEX CONCEPT.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.